SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549

                                     FORM N-18F-1

                    NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                       UNDER THE INVESTMENT COMPANY ACT OF 1940

                            KEMPER QUANTITATIVE EQUITY FUND
                              (Exact Name of Registrant)

                  The undersigned registered open-end investment company
             hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                  Pursuant to the requirements of the Investment Company
             Act of 1940, the registrant has caused this notification of election to be duly signed on its behalf in the City of Chicago and State of Illinois on the 8th day of January, 1996.

                               Signature:  KEMPER QUANTITATIVE EQUITY FUND


                               By: /s/ John E. Peters
                                  ----------------------------------------
                                      John E. Peters, Vice President


             Attest: /s/ Philip J. Collora
                    -----------------------------
                     Philip J. Collora, Secretary